                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                                       [X]
Filed by a Party other than the Registrant                    [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Zindart Limited
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                (Name of Registrant as Specified In Its Charter)


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     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.      Title of each class of securities to which transaction applies:

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3.      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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5.      Total fee paid:

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[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.      Amount Previously Paid:

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

                                 ZINDART LIMITED

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON SEPTEMBER 9, 1998


TO THE SHAREHOLDERS OF ZINDART LIMITED:

           NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Zindart Limited, a Hong Kong corporation (the "Company"), will be held on September 9, 1998 at 2:00 p.m. local time at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, United States of America for the following purposes:

           1. To adopt the audited financial statements and the reports of the directors and auditors of the Company for the fiscal year ended March 31, 1998.

           2. To re-elect ten directors to serve for the ensuing year and until their successors are elected.

           3. To approve the Company's 1997 Equity Incentive Plan, as amended, to increase the aggregate number of Ordinary Shares authorized for issuance under such plan from 672,500 to 1,320,000, an increase of 647,500 Ordinary Shares, and to authorize the Company to repurchase such Ordinary Shares in accordance with the terms of the sales thereof.

           4. To authorize the Board of Directors to issue all or part of the authorized but unissued shares of the Company, in such manner and to such persons as they shall in their absolute discretion deem fit, such authorization to lapse at the Company's next annual general meeting.

           5. To re-appoint Arthur Andersen & Co. as independent auditors of the Company for the fiscal year ending March 31, 1999.

           6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

           The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

           The Board of Directors has fixed the close of business on July 20, 1998 as the record date for the determination of shareholders entitled to notice of this Annual General Meeting.

                                            By Order of the Board of Directors,


                                            /s/ Feather S. Y. Fok

                                            Feather S. Y. Fok
                                            Chief Operating Officer and
                                            Chief Financial Officer

Tai Po, N.T., Hong Kong
August 7, 1998

           ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. ANY SHAREHOLDER ENTITLED TO ATTEND AND VOTE AT THE MEETING IS ENTITLED TO APPOINT A PROXY TO ATTEND AND VOTE ON HIS OR HER BEHALF; A PROXY HOLDER NEED NOT BE A SHAREHOLDER OF THE COMPANY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 ZINDART LIMITED
              FLAT C & D, 25/F BLOCK 1, TAI PING INDUSTRIAL CENTRE,
                    57 TING KOK ROAD, TAI PO, N.T. HONG KONG


           PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
                                SEPTEMBER 9, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL

           The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Zindart Limited, a Hong Kong corporation (the "Company"), for use at the Annual General Meeting of Shareholders to be held on September 9, 1998, at 2:00 p.m. local time (the "Annual General Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting. The Annual General Meeting will be held at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, United States of America. The Company intends to mail this proxy statement and accompanying proxy card on or about August 7, 1998 to all shareholders entitled to vote at the Annual General Meeting.

SOLICITATION

           The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names Ordinary Shares ("Shares") or American Depositary Shares ("ADSs") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Shares and ADSs for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES AND ADSS

           Only holders of record of Shares (including those represented by ADSs) at the close of business on July 20, 1998 will be entitled to notice of the Annual General Meeting. At the close of business on July 20, 1998, the Company had outstanding and entitled to vote 8,146,958 Shares, of which 5,281,625 were represented by ADSs. In addition to the 8,146,958 Shares outstanding on the record date, 666,667 Shares were issuable upon release from escrow in connection with the Hua Yang Acquisition. See "Certain Transactions - The Hua Yang Acquisition."

           Each holder of record of Shares on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual General Meeting. The Bank of New York, as depositary of the ADSs (the "Depositary"), has advised the Company that it intends to mail to all owners of the ADSs this Proxy Statement and the accompanying Notice of Annual General Meeting. Upon the written request of an owner of record of ADSs, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of Shares represented by the ADSs evidenced by the American Depositary Receipts (the "ADRs") related thereto in accordance with the instructions set forth in such request. The Depositary has advised the Company that it will not vote or attempt to exercise the right to vote that attaches to the Shares other than in accordance with such instructions. As the holder of record for all of the Shares represented by the ADSs, only the Depositary may vote such Shares at the Annual General Meeting.

           All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, broker non-votes and depositary non-votes. Abstentions are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved. Broker non-votes and depositary non-votes are not counted towards a quorum or for any purpose in determining whether a matter is approved.

SHAREHOLDER PROPOSALS

           Shareholders who hold at least 5% of the total number of outstanding Shares, or a group of at least 100 shareholders who hold Shares on which there has been paid an average of at least HK$2,000 per shareholder; may submit a proposal to be presented at the Company's 1999 Annual General Meeting of Shareholders. Such proposals must be deposited at the Company's registered office at least six weeks prior to the Company's 1999 Annual General Meeting of Shareholders, which the Company anticipates will take place in September 1999.



                                   PROPOSAL 1

                    ADOPTION OF AUDITED FINANCIAL STATEMENTS

           The Board recommends that the audited financial statements for the fiscal year ended March 31, 1998, which are included in the Annual Report sent to the shareholders of the Company concurrently with this proxy statement, be adopted. The financial statements for the fiscal year ended March 31, 1998 were audited by Arthur Andersen & Co. and were reviewed and approved by the Board prior to the Annual General Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.


                                   PROPOSAL 2

                              ELECTION OF DIRECTORS

           There are ten nominees for the eleven Board positions presently authorized in the Company's Articles of Association. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below other than Ms. Lau is currently a director of the Company, seven directors having been elected by the shareholders and two directors, Gordon L. M. Seow and Victor J. H. P. Yang, having been appointed by the Board. George K. D. Sun and Karl K. W. Chan, who are currently directors of the Company, will not stand for re-election at the Annual General Meeting. Monique S. H. Lau, who is not currently a director of the Company, was nominated by the Board for election at the Annual General Meeting.

           Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the ten nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

           Directors are elected by a majority of the votes present in person or represented by proxy and entitled to vote.

                              THE BOARD RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.



                                       2.

NOMINEES

           The names of the nominees, their ages as of March 31, 1998, and the principal positions with the Company held by them, are as follows:

                  NAME                       AGE      PRINCIPAL POSITION HELD WITH THE COMPANY
Mr. Robert A. Theleen(1)(2)                   52      Chairman of the Board
Mr. Alexander M. K. Ngan                      47      President, Chief Executive Officer and Director
Ms. Feather S. Y. Fok                         36      Chief Operating Officer, Chief Financial Officer and Director
Mr. James E. Gilleran(2)                      65      Director
Mr. Leo Paul Koulos(1)                        64      Director
Ms. Monique S. H. Lau                         41      Director Nominee
Mr. Gordon L. M. Seow                         65      Director
Mr. George B. Volanakis                       50      Director
Mr. Stanley Wang(1)(2)                        55      Director
Mr. Victor J. H. P. Yang                      52      Director

(1)        Member of the Compensation Committee.
(2)        Member of the Audit Committee.


           Mr. Robert A. Theleen serves as Chairman of the Board of the Company and is the founder and Chairman of ChinaVest, a group of venture capital investment funds ("ChinaVest"). Mr. Theleen joined the Board in January 1997. Mr. Theleen is a director of several ChinaVest portfolio companies. Mr. Theleen is a founding member of the executive committee of the Hong Kong-Taipei Business Cooperation Committee of the Hong Kong General Chamber of Commerce. Mr. Theleen received a B.A. from Duquesne University and an M.B.A. from the American School of International Management.

           Mr. Alexander M. K. Ngan has served as President and Chief Executive Officer since May 1998 and as a director since October 1995. Mr. Ngan is a partner of ChinaVest, which he joined in 1993. Mr. Ngan is a director of several privately held ChinaVest portfolio companies. Prior thereto, Mr. Ngan worked for over 20 years in banking and financial consulting in Canada and Hong Kong. Mr. Ngan received a Bachelor's degree in Mathematics from the University of Waterloo, Ontario. Mr. Ngan is a representative of ChinaVest.

           Ms. Feather S. Y. Fok has served as a director since August 1993 and has served as Chief Operating Officer and Chief Financial Officer since October 1993. Ms. Fok joined the Company in January 1989. Before joining the Company, Ms. Fok worked in the Audit & Business and Advisory Services division of Arthur Andersen & Co. in Hong Kong. Ms. Fok is a Certified Public Accountant in Hong Kong and an associate member of the Hong Kong Society of Accountants. Ms. Fok is also a member of the Chartered Association of Certified Accountants, United Kingdom. Ms. Fok received a Bachelor's degree in Business Administration from the Chinese University of Hong Kong.

           Mr. James E. Gilleran has served as a director since May 1997. Mr. Gilleran has served as Chairman of the Board and Chief Executive Officer of Bank of San Francisco and its holding company since 1994. Prior thereto, Mr. Gilleran served as Superintendent of Banks of the California State Banking Department. In addition, Mr. Gilleran serves as a director of The Fritz Companies, Cooper Development Company and Secor International, Inc. Mr. Gilleran received a B.B.A. from Pace University.

           Mr. Leo Paul Koulos has served as a director since May 1997. Mr. Koulos is President and Chief Executive Officer of National Coupon Redemption Service, Inc., a national clearinghouse for manufacturers' cents-off coupons. Mr. Koulos is also Chairman and Chief Executive Officer of Coupon Processing Associates, Inc. and of its Mexican affiliate, Enlace Vital, S.A. de C.V. Mr. Koulos received a B.A. from the University of San Francisco.



                                       3.

           Ms. Monique S. H. Lau has served as a Senior Vice President of ChinaVest since July 1997. Before that, Ms. Lau had been with Citibank, N.A. for 14 years, most recently as the Corporate Banking Group Head for the bank's Hong Kong operations. Ms. Lau holds a B.Soc.Sc. from the University of Hong Kong.

           Mr. Gordon L. M. Seow joined the Board in March 1998. He is a barrister-at-law from Lincoln's Inn, United Kingdom. Mr. Seow was a director of Shell Eastern Petroleum (Pte) Ltd., Singapore and retired from the company in 1987 after 30 years of service. He then joined the Ministry of Foreign Affairs in 1988 and served as Singapore's Commissioner to Hong Kong from 1988 to 1994 and subsequently retired. Mr. Seow is currently a director of several companies in Singapore, including Hotel Properties, Ltd., Kim Eng Holdings Ltd. and Pacific Century Regional Developments Ltd. He is a member of the advisory board of ChinaVest IV-B.

           Mr. George B. Volanakis has served as a director since November 1992. Mr. Volanakis joined The Ertl Company, Inc., a designer and marketer of die-cast collectible replicas ("Ertl"), in 1988 and served as President and Chief Executive Officer of Ertl from 1993 until his resignation in February 1998. Prior to joining Ertl, Mr. Volanakis was Senior Vice President of Marketing for Mattel Inc. Mr. Volanakis has served as President of Matchbox Toys U.S.A., Ltd. and as President and Chief Operating Officer of PlaySkool Inc., a subsidiary division of Milton Bradley Company, Inc. Mr. Volanakis is the Chairman of the Toy Manufacturing Association in the United States. Mr. Volanakis received a B.A. from Union College.

           Mr. Stanley Wang has served as a director since May 1997. Mr. Wang is the President and Chief Executive Officer of PanTronix Corporation, which provides manufacturing services for semiconductor components, subsystems and modules. Mr. Wang received a business degree from the National Taiwan University and an M.B.A. from Temple University.

           Mr. Victor J. H. P. Yang joined the Board in March 1998. He is a founding partner of and has practiced for over 20 years with the Canadian law firm Boughton Peterson Yang Anderson, Solicitors and resides currently in the firm's Hong Kong office. He is also a consultant with Alan Lam and Norris Yang, Solicitors. Mr. Yang has served on the boards of directors of various publicly listed companies in Canada, Singapore and Hong Kong.


BOARD COMMITTEES AND MEETINGS

           During the fiscal year ended March 31, 1998 the Board held five meetings. In connection with the Company's initial public offering of ADSs in March 1997, the Company formed an Audit Committee and a Compensation Committee.

           The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of Messrs. Gilleran, Wang and Theleen. It met once during such fiscal year.

           The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of Messrs. Theleen, Koulos and Wang. It met once during such fiscal year.



                                       4.

                                   PROPOSAL 3

               APPROVAL OF 1997 EQUITY INCENTIVE PLAN, AS AMENDED

           In May 1997, the Board adopted, and the shareholders subsequently approved, the Company's 1997 Equity Incentive Plan (the "Incentive Plan"), authorizing the issuance of 672,500 Shares and to authorize the Company to repurchase such Shares in accordance with the terms of such plan. The Incentive Plan provides that the Company may, at its option, issue ADSs in lieu of Shares or convert Shares into ADSs in order to comply with applicable U.S. securities laws or otherwise.

           In May 1998, the Board approved an amendment to the Incentive Plan, subject to shareholder approval, increasing the number of shares authorized for issuance under the Incentive Plan from a total of 672,500 Shares to 1,320,000 Shares, an increase of 647,500 Shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options to current and prospective employees of the Company at appropriate levels.

           Shareholders are requested in this Proposal 3 to approve the Incentive Plan, as amended, and the ability of the Company to repurchase unvested Shares thereunder. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Incentive Plan, as amended. Abstentions are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved. Broker non-votes and depositary non-votes are not counted towards a quorum or for any purpose in determining whether this matter is approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.


           The essential features of the Incentive Plan, as amended, are outlined below:

GENERAL

           The Incentive Plan provides for, in the case of U.S. persons, incentive stock options, nonstatutory stock options and Share bonuses. For non-U.S. persons, awards granted under the Incentive Plan will be only nonstatutory stock options and Share bonuses. Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder. Nonstatutory stock options granted under the Incentive Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

           The Incentive Plan was adopted to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants of the Company and its subsidiaries and to promote the success of the Company's business.

FORMS OF BENEFIT

           The Incentive Plan provides for incentive stock options, nonstatutory stock options and Share bonuses (collectively, "Share Awards").

ADMINISTRATION

           The incentive Plan is administered by the Board unless and until the Board delegates administration to a committee composed of two or more Board members, all of the members of which committee may be non-employee directors (as defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and may also be, in the discretion of the Board, outside directors (as defined under the Code). If administration is delegated to a committee, such committee will have, in connection with the administration of the Incentive



                                       5.

Plan, the powers possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Incentive Plan, as may be adopted from time to time by the Board. The Board or the committee may delegate to a subcommittee the authority to grant Share Awards to eligible persons who are not then subject to Section 16 of the Exchange Act and/or who are either (i) not then employees covered by Section 162(m) of the Code and are not expected to be covered by Section 162(m) of the Code at the time of recognition of income resulting from such Share Award, or (ii) not persons with respect to whom the Company wishes to avoid the application of Section 162(m) of the Code. The Board may abolish a committee or subcommittee at any time and revest in the Board the administration of the Incentive Plan. The Board has delegated the administration of the Incentive Plan to the Compensation Committee. References to the Board include any committee or subcommittee to which administration of the Plan is delegated.

           The Board has the power to determine from time to time which of the persons eligible under the Incentive Plan shall be granted awards, the type of awards to be granted, when and how each award shall be granted, to construe and interpret the Incentive Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board may correct any defect in the Incentive Plan or in any award agreement to make the Incentive Plan fully effective.

SHARES SUBJECT TO THE INCENTIVE PLAN

           The maximum aggregate number of Shares that may be awarded under the Incentive Plan is 1,320,000 Shares, subject to the provisions of Section 14 of the Incentive Plan. The Shares may be authorized but unissued. If options granted under the Incentive Plan expire or become unexercisable without having been exercised in full, or are surrendered pursuant to an option exchange program, the unpurchased Shares that were subject thereto shall become available for future award or sale under the Incentive Plan (unless the Incentive Plan has terminated).

ELIGIBILITY

           Incentive stock options may be granted under the Incentive Plan only to U.S. employees of the Company or any parent or subsidiary of the Company. Nonstatutory stock options and Share bonuses may be granted only to employees, directors or consultants.

           No person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company unless the exercise price of such option is at least 110% of the fair market value per share subject to the option at the date of grant and the option is not exercisable after the expiration of five years from the date of grant. No person shall be eligible to be granted Share Awards covering more than 75,000 Shares in any calendar year, except that an employee may be granted an additional 25,000 Options in connection with the commencement of employment.

TERM AND TERMINATION

           No option is exercisable after the expiration of ten years from the date it was granted.

           In the event an optionee's continuous status as an employee, director or consultant is terminated, the optionee may exercise his or her option (to the extent that the optionee was entitled to exercise it at the time of termination) but only within the earlier of (i) the date three months (or such other date as set forth in the option agreement) after the termination of the optionee's continuous status as an employee, director or consultant, or (ii) the expiration of the term of the option as set forth in the option agreement.

           An optionee's option agreement may also provide that if the exercise of the option following the termination of the optionee's continuous status as an employee, director, or consultant would result in liability under Section 16(b) of the Exchange Act, then the option shall terminate on the earlier of (i) the expiration of the term of the option set forth in the option agreement, or
(ii) the tenth day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act. Finally, an optionee's option agreement may also provide that if the exercise of the option following the termination of the optionee's continuous status as an employee, director or consultant (other than upon the optionee's death or disability) would be prohibited at any time



                                       6.

solely because the issuance of shares would violate the registration requirements under the Securities Act of 1933, as amended (the "Securities Act") then the option shall terminate on the earlier of (i) the expiration of the term of the option as set forth in the immediately preceding paragraph, or (ii) the expiration of a period of three months after the termination of the optionee's continuous status as an employee, director or consultant during which the exercise of the option Would not be in violation of such registration requirements.

           In the event an optionee's continuous status as an employee, director or consultant terminates as a result of the optionee's death or disability, the optionee (or such optionee's estate, heirs or beneficiaries) may exercise his or her option, but only within the period ending on the earlier of (i) 12 months following such termination or (ii) the expiration of the term of the option as set forth in the option agreement.

           In the event a Share bonus recipient's continuous status as an employee, director or consultant terminates, the Company may repurchase or otherwise reacquire any or all of the shares held by that person that have not vested as of the date of termination under the terms of the Share bonus agreement between the Company and such person.

EXERCISE/PURCHASE PRICE

           The exercise price of incentive stock options under the Incentive Plan shall be no less than 100% of the fair market value per Share on the date of grant; provided, however, the exercise price of incentive stock options granted to an employee of the Company, who at the time of the grant of such incentive stock options, owns shares representing more than 10% of the voting power of all classes of shares of the Company or any Parent or Subsidiary, shall be no less than 110% of the fair market value per Share on the date of grant, and the term of the option will not exceed five years from the date of grant. The exercise price of nonstatutory stock options under the Incentive Plan shall be no less than 100% of the fair market value per Share on the date of grant.

CONSIDERATION

           The exercise price of options granted under the Incentive Plan may be paid to the extent permitted by applicable statutes and regulations either (a) in cash (or check) at the time the option is exercised or (b) at the discretion of the Board, at the time of the grant of the option, (i) by delivery to the Company of other shares of the Company, (ii) according to a deferred payment or other arrangement subject to the terms of the Incentive Plan, or (iii) in any other form of legal consideration that may be acceptable to the Board.

TRANSFERABILITY

           An incentive stock option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A Share bonus shall not be transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. A nonstatutory stock option shall be transferable only to the extent specifically provided for in the option agreement evidencing the nonstatutory stock option, provided that if the nonstatutory stock option agreement does not provide for transferability, then the option is not transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. An award holder may designate a beneficiary who may exercise his or her award after death.

VESTING

           The total number of shares subject to an option may, but need not, be allotted in periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the option became vested but was not fully exercised. The option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate.



                                       7.

           Share bonuses granted under the Incentive Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a-vesting schedule determined by the Board. Under the Incentive Plan, the Company may repurchase unvested Share bonuses under certain circumstances.

CANCELLATION AND REGRANT

           In the event of a decline in the fair market value of the Shares, the Board may, at any time, replace one or more outstanding options with new options with a lower exercise price. To the extent required by Section 162(m), a repriced option is deemed canceled and a new option granted. Both the canceled and new options are counted toward the per-person Share limitation.

ADJUSTMENTS UPON CHANGES IN SHARES

           If any change is made in the Shares subject to the Incentive Plan, or subject to any Share Award, without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the class(es) and maximum number of shares subject to the Incentive Plan, the maximum annual award applicable under the Incentive Plan and the class(es) and number of shares and price per share subject to outstanding Share Awards will be appropriately adjusted. Such adjustments shall be made by the Board or committee(s) delegated by the Board to administer the Incentive Plan and shall be final, binding and conclusive.

           In the event of a merger, consolidation, liquidation, dissolution or the sale of substantially all of the Company's assets or a reverse merger in which the Company is the surviving corporation but the shares of the Company outstanding immediately preceding the merger are converted by virtue of the merger into Other property, whether in the form of securities, cash or otherwise, any surviving corporation shall assume any Share Awards outstanding under the Incentive Plan or shall substitute similar awards for those outstanding under the Incentive Plan or such Share Awards shall continue in full force and effect. In the event a surviving corporation refuses to assume such Share Awards or substitute similar awards, then, with respect to Share Awards held by persons then performing services as employees, directors or consultants, the time during which such Share Awards may be exercised shall be accelerated prior to completion of such transaction and such Share Awards terminated if not exercised prior to such transaction. The acceleration of a Share Award in connection with a corporate transaction may be viewed as an anti-takeover provision that may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

AMENDMENT OF THE INCENTIVE PLAN

           The Board at any time, and from time to time, may amend the incentive Plan. However, no amendment shall be effective unless approved by the shareholders of the Company, to the extent shareholder approval is necessary for the Incentive Plan to satisfy the requirements of Section 422 of the Code, to comply with the requirements of Rule 16b-3 of the Exchange Act or any Nasdaq or other securities exchange listing requirements or the laws of Hong Kong. The Board may in its sole discretion submit any other amendment to the Incentive Plan for shareholder approval.

TERMINATION OR SUSPENSION OF THE INCENTIVE PLAN

           The Board may suspend or terminate the Incentive Plan at any time. Unless sooner terminated, the Incentive Plan shall terminate ten years from the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Share Awards may be granted under the Incentive Plan while the Incentive Plan is suspended or after it is terminated.



                                       8.

HONG KONG INCOME TAX INFORMATION

           Any gain realized by the exercise of a stock option or the receipt of a Share bonus will be subject to salaries tax in Hong Kong. Salaries tax is a tax upon emoluments and benefits received by a person as a consequence of employment with, or holding an office with, a company. The current effective maximum rate of such taxation is 15%. The gain in respect of the exercise of an option is defined as the difference between the amount that a person might reasonably expect to obtain for itself in the open market at the time of the acquisition of the stock in question, and the value of the consideration given in respect of the exercise. Salaries tax is only chargeable where the source of such gain derives from Hong Kong. The source of gain is determined by reference to the source of the employee's salary. Therefore, where an option is exercised or a Share bonus is granted to an officer or an employee who is not engaged under a Hong Kong contract of employment or Hong Kong contract of service, any gains derived therefrom should not be subject to salaries tax.

           There is currently no tax charge in Hong Kong in respect of the grant of a stock option. In addition, there is currently no tax charge in Hong Kong in respect of any capital gain realized upon the subsequent sale of stock originally acquired pursuant to an option, except as mentioned above.

UNITED STATES FEDERAL INCOME TAX INFORMATION

           INCENTIVE STOCK OPTIONS. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable U.S. federal income tax treatment accorded "incentive stock options" under the Code.

           There generally are no U.S. federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's U.S. alternative minimum tax liability, if any.

           If an optionee holds shares acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such shares will be capital gain or loss. Generally, if the optionee disposes of the shares before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the share's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the shares were held. Capital gains currently are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire shares subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

           To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

           NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Incentive Plan generally have the following U.S. federal income tax consequences:

           There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the share's fair market value on the date of exercise over the option exercise price. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the shares, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such shares plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on how long the shares were held. Slightly different



                                       9.

rules may apply to optionees who acquire shares subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

           SHARE BONUSES. Share bonuses granted under the Incentive Plan generally have the following U.S. federal income tax consequences:

           Upon acquisition of the shares, the recipient normally will recognize taxable ordinary income equal to the excess of the share's fair market value over the purchase price, if any. However, to the extent the shares are subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the shares. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the shares, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such shares plus any amount recognized as ordinary income upon acquisition (or vesting) of the shares. Such gain or loss will be long-term or short-term depending on how long the shares were held. Slightly different rules may apply to recipients who acquire shares subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

           POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to Share Awards granted in the future under the Incentive Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

           Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the option is no less than the fair market value of the shares on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by shareholders. Share bonuses qualify as performance-based compensation under these Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors"; (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and (iv) prior to the granting (or exercisability) of the award, shareholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).


                                   PROPOSAL 4

   AUTHORIZATION OF BOARD TO ISSUE ALL OR PART OF THE AUTHORIZED BUT UNISSUED
    SHARES OF THE COMPANY IN SUCH MANNER AND TO SUCH PERSONS AS THEY SHALL IN
     THEIR ABSOLUTE DISCRETION DEEM FIT, SUCH AUTHORIZATION TO LAPSE AT THE
                      COMPANY'S NEXT ANNUAL GENERAL MEETING

           Unlike the laws of most states in the U.S., under Hong Kong corporate law a corporation may not issue additional shares of its capital stock (unless the issue is pro rata to its existing shareholders) without the approval of its shareholders. In order to avoid calling an extraordinary general meeting each time a corporation wishes to issue shares, Hong Kong corporate law permits the shareholders of the corporation to give general authorization to the corporation's board of directors to issue authorized but unissued shares of that company at such time and in such a



                                      10.

manner as the board of directors may, in its discretion, deems fit. Such general authorization automatically lapses at the corporation's next annual general meeting.

           Accordingly, the shareholders are requested in this Proposal 4 to authorize the Board to issue all or part of the authorized and unissued Shares, subject to Section 57B of the Hong Kong Companies Ordinance, in such manner and to such persons as the Board may in their absolute discretion deem fit.

           The Board recommends that the unissued shares of the Company be available to the Board for issuance in their discretion in order to provide additional flexibility to use its capital stock for business, investment and financial purposes in the future. If this Proposal 4 is approved, the additional Shares may be issued, without further shareholder approval, for any purpose recommended by the board including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

           The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and voting at the meeting will be required to approve this Proposal 4.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.


                                   PROPOSAL 5

                     RE-APPOINTMENT OF INDEPENDENT AUDITORS

           The Board recommends that Arthur Andersen & Co. be re-appointed as the Company's independent auditors for the fiscal year ending March 31, 1999. Arthur Andersen & Co. has audited the Company's financial statements since 1994. Representatives of Arthur Andersen & Co. are expected to be present at the Annual General Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

           The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual General Meeting will be required to approve the selection of Arthur Andersen & Co.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5.



                                      11.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth beneficial ownership of the Company's outstanding Shares as of July 15, 1998 by (i) each person known by the Company to own beneficially more than 5% of the outstanding Shares, (ii) each member of the Board, (iii) the Company's Chief Executive Officer and its other four most highly compensated executive officers at March 31, 1998 (the "Named Executive Officers") and (iv) the executive officers, directors and nominees for director of the Company as a group. Except as set forth below, the address of each named individual is that of the Company.


NAME OF BENEFICIAL OWNER                                                            SHARES            PERCENTAGE
                                                                                 BENEFICIALLY          OF SHARES
                                                                                   OWNED (1)        OUTSTANDING (2)
                                                                                   ---------        ---------------
ZIC Holdings Limited(3)..............................................              2,611,111             29.6%
ChinaVest IV Funds(4)(5).............................................              2,050,032             23.3%
        Robert A. Theleen(4)
        Alexander M. K. Ngan(4)
Heartland Advisors, Inc.(6)..........................................                797,500              9.0%
Advent Funds(5)(7)...................................................                709,095              8.0%
Longvest Management Limited(5)(8)....................................                222,222              2.5%
George K. D. Sun(8)(9)...............................................                167,083              1.9%
Feather S. Y. Fok(8)(9)..............................................                 60,139                 *
Karl K. W. Chan(10)..................................................                172,000              2.0%
C. W. Ng(9)..........................................................                  1,250                 *
Andrew C. H. Mok.....................................................                     --                --
Tony D. H. Lai(8)(9).................................................                  2,500                 *
Monique S. H. Lau  ..................................................                     --                --
James E. Gilleran(9).................................................                  4,500                 *
Leo Paul Koulos(9)...................................................                  4,500                 *
George B. Volanakis(9)...............................................                  2,500                 *
Stanley Wang(9)......................................................                  2,500                 *
Gordon L. M. Seow(9).................................................                 10,000                 *
Victor J. H. P. Yang(9)..............................................                  1,250                 *
All executive officers, directors and nominees for director as a
group (15 persons)(4)(5)(8)(9)(10)...................................              2,478,254             28.0%

----------

*          Less than 1%


(1) Beneficial ownership has been determined with reference to pecuniary interest.

(2) Based on 8,813,625 Shares outstanding on July 15, 1998, assuming the issuance of 666,667 shares reserved for future issuance pursuant to the Hua Yang Acquisition. Does not include up to 333,333 shares issuable in 1999 pursuant to the Hua Yang Acquisition. See "Certain Transactions - The Hua Yang Acquisition."

(3) The address of ZIC Holdings Limited ("ZICHL") is 12B Thomson Comm Building, 4-10, Thomson Road, Wanchai, Hong Kong. See footnote (5).

(4)        Includes 1,770,746 shares beneficially owned by ZICHL. Robert A.
           Theleen and Alexander M. K. Ngan are partners of ChinaVest. Messrs. Theleen and Ngan disclaim beneficial ownership of all shares beneficially owned by ChinaVest. The ChinaVest IV Funds consist of the following three limited partnerships: ChinaVest IV, L.P., a Delaware limited partnership; ChinaVest IV-A, L.P., a Delaware limited partnership; and ChinaVest IV-B, L.P., a Bermuda limited partnership. The address of ChinaVest IV Funds is c/o ChinaVest Ltd., 19/F, Dina House, Duddell Street, Central, Hong Kong.

(5) If beneficial ownership were determined under Rule 13d-3 rather than with reference to pecuniary interest, the ChinaVest IV Funds, as the shareholders of ZICHL, would beneficially own 2,890,594 Shares (representing 32.8% of the total Shares outstanding). Further, under such rules Messrs. Theleen and Ngan, as general partners of the ChinaVest IV Funds, may be deemed to beneficially own such Shares.



                                      12.

           In the case of the Advent Funds, because such funds do not control ZICHL, determining beneficial ownership under Rule 13d-3 would result in such funds being deemed to beneficially own 197,867 Shares, representing 2.2% of the Shares outstanding. Similarly, in the case of Longvest Management Limited, determining beneficial ownership under Rule 13d-3 would result in Longvest being deemed to beneficially own no Shares.

(6)        Based on a Form 13G filed with the SEC on February 13, 1998.

(7) Includes 511,228 Shares beneficially owned by ZICHL. Advent Funds consist of the following six limited partnerships: Advent International Investors II, L.P., a Massachusetts limited partnership, Advent Asia/Pacific Fund L.P., a Bermuda limited partnership; and Asia/Pacific Special Situations Fund, L.P., a Delaware limited partnership; Advent Global GECC L.P., a Delaware limited partnership; Global Private Equity II-L.P., a Delaware limited partnership; and Global Private Equity II-PGGM L.P., a Delaware limited partnership. The address of Advent Funds is c/o Advent International Corporation, 5th Floor, 101 Federal St., Boston, Massachusetts 02110

(8) George K. D. Sun, a director of the Company, and Feather S. Y. Fok, a director and officer of the Company, are shareholders of Longvest Management Limited ("Longvest"). Mr. Sun is the sole officer of Longvest, and thus may be deemed to beneficially own all Shares owned by Longvest under Rule 13d-3. Mr. Sun and Ms. Fok beneficially own 73.5% and 26.5%, respectively, of the outstanding Shares owned by Longvest.

(9)        Includes 3,750, 1,250, 1,250, 2,500, 2,500, 2,500, 2,500, 2,500,
           10,000 and 1,250 Shares issuable upon exercise of options within 60 days after the date of this table with respect to Mr. Sun, Ms. Fok and Messrs. Ng, Lai, Gilleran, Koulos, Volanakis, Wang, Seow and Yang, respectively.

(10) Includes 164,667 shares held by Mr. Karl Chan (BVI) Holdings Limited, a British Virgin Islands corporation.



                                      13.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

           The directors of the Company who are not executive officers and are not affiliated with ChinaVest have received options to purchase up to 10,000 Shares. Such options vest at a rate of 25% per year. These directors do not receive any compensation for serving on the Board or any committee thereof, but are reimbursed for their expenses for each Board or committee meeting they attend.

SUMMARY OF COMPENSATION

           The following table shows for the fiscal years ended March 31, 1998, 1997 and 1996 compensation awarded or paid to, or earned by, the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION                                LONG-TERM
                                                                 -------------------                               COMPENSATION
                                                                                                                   ------------

                                                                                                               NUMBER OF SHARES OF
                                       FISCAL                                                                       COMMON STOCK
NAME AND PRINCIPAL POSITION             YEAR                       SALARY                       BONUS           UNDERLYING OPTIONS
---------------------------             ----                       ------                       -----           ------------------
George K. D. Sun                        1998                      $258,732                     $194,049               15,000
     Chief Executive Officer (1)        1997                       $50,453                     $103,493                   --
                                        1996                      $181,784                      $20,440                   --

Feather S. Y. Fok                       1998                      $171,539                      $99,288                5,000
     Chief Operating Officer and        1997                      $171,539                      $51,746                   --
     Chief Financial Officer            1996                      $110,220                      $71,151                   --

C. W. Ng                                1998                      $107,427                      $20,375                5,000
     Vice President, Production (2)     1997                            --                           --                   --
                                        1996                            --                           --                   --

Andrew C. H. Mok                        1998                      $168,176                      $19,405                2,500
     Executive Vice President of        1997                      $134,217                      $27,814                   --
     Operations (3)                     1996                      $118,629                       $7,762                   --

Tony D. H. Lai                          1998                      $135,834                      $50,938               10,000
     Vice President of Production       1997                      $135,834                      $38,810                   --
                                        1996                      $155,498                      $25,873                   --

----------

(1) Mr. Sun resigned as Chief Executive Officer in May 1998. Mr. Alex M.K. Ngan, a director of the Company, joined the Company as President and Chief Executive Officer in May 1998.

(2)        Mr. Ng joined the Company in May 1997.

(3)        Mr. Mok left the Company in July 1998.

COMPENSATION PURSUANT TO PLANS

           The following tables show for the fiscal year ended March 31, 1998, certain information regarding options granted to and held at year end by the Named Executive Officers. No options were exercised by the named Executive Officers in the fiscal year ended March 31, 1998.



                                      14.

                        OPTION GRANTS IN LAST FISCAL YEAR




                                                                                                            POTENTIAL REALIZABLE
                                                                                                          VALUE AT ASSUMED ANNUAL
                                                         PERCENT OF                                         RATES OF STOCK PRICE
                                   NUMBER OF SHARES    TOTAL OPTIONS                                            APPRECIATION
                                   OF COMMON STOCK       GRANTED TO       EXERCISE                          FOR OPTION TERM (2)
                                  UNDERLYING OPTIONS    EMPLOYEES IN     PRICE PER      EXPIRATION          -------------------
NAME                                  GRANTED (1)      FISCAL YEAR (4)     SHARE          DATE              5%               10%
----                                  -----------      ---------------     -----          ----              --               ---
George K. D. Sun                       15,000             13.3%            $9.13         05/15/07        $222,955        $355,018
Feather S. Y. Fok                       5,000              4.4%            $9.13         05/15/07         $74,318        $118,339
C. W. Ng                                5,000              4.4%            $9.13         05/15/07         $74,318        $118,339
Andrew C. H. Mok                        2,500              2.2%            $9.13         05/15/07         $37,159         $59,170
Tony D. H. Lai                         10,000              8.8%            $9.13         05/15/07        $148,637        $236,679

----------

(1) Each option becomes exercisable in installments of 25% per year beginning on the date of grant.

(2) The dollar amount under the columns assumes that the market price of the Common Stock from the date of the option grant appreciates at cumulative annual rates of 5% and 10%, respectively, over the term of the option. The assumed rates of 5% and 10% were established by the Securities and Exchange Commission and therefore do not forecast possible future appreciation of the Common Stock.


                          FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SHARES OF
                                                        COMMON STOCK
                                                         UNDERLYING                                  VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT                          IN-THE-MONEY OPTIONS AT
                                                       FISCAL YEAR-END                               FISCAL YEAR-END (1)
                                                       ---------------                               -------------------
                                               EXERCIS-               UNEXERCIS-               EXERCIS-                UNEXERCIS-
NAME                                            ABLE                    ABLE                    ABLE                     ABLE
----                                            ----                    ----                    ----                     ----

George K. D. Sun                                3,750                  11,250                  $19,219                  $57,656
Feather S. Y. Fok                               1,250                   3,750                   $6,406                  $19,219
C. W. Ng                                        1,250                   3,750                   $6,406                  $19,219
Andrew C. H. Mok                                  625                   1,875                   $3,203                   $9,609
Tony D. H. Lai                                  2,500                   7,500                  $12,813                  $38,438


(1) Value is based on the fair market value of the Company's ADSs at March 31, 1998 ($14.25) (based on the closing sale price reported on the Nasdaq National Market on such date) minus the exercise price of the option.

SERVICE AGREEMENTS

           The Company has entered into service agreements with each of Mr. George K. D. Sun, Mr. Tony D. H. Lai, Mr. C. W. Ng, Mr. Andrew C. H. Mok, Ms. Feather S. Y. Fok, and Mr. Karl K. W. Chan. Generally, these service agreements are dated January 6, 1997, expire January 5, 1999, and provide for an annual bonus of up to six months' salary. The Company will enter into a service agreement with Mr. Alexander M.K. Ngan.



                                      15.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

           The Company applies a consistent philosophy to compensation for all employees, including senior management. It is based on the premise that achievements of the Company result from the coordinated efforts of all individuals working toward common objectives focused on meeting customer and shareholder expectations.

           The goals of the Company's compensation program are to align compensation with business objectives and performance while enabling the Company to attract, retain and reward employees who contribute to the long-term success of the Company. In all cases, attention is given to fairness in the administration of compensation and to assuring that all employees understand the related performance evaluation and administrative process.

           The Company's compensation program for executive officers is based on the principles described above and it is administered by the Compensation Committee. There were no interlocking or other type of relationships affecting the independence of the committee members during the fiscal year ended March 31, 1998.

           The Company's executive compensation is intended to be consistent with leading companies in the Company's industry while being contingent upon the Company's achievement of near- and long-term objectives and goals. For the fiscal year ended March 31, 1998, the principal measures the Compensation Committee looked to in evaluating the Company's progress towards these objectives and goals were growth in revenues, net profits and customer satisfaction. The Company's executive compensation is based on four components, each of which is intended to serve the overall compensation philosophy.

BASE SALARY

           Base salary is targeted toward the middle to the top of the range established by comparable manufacturing companies in the People's Republic of China and Hong Kong. Base salaries are reviewed annually to ensure that the Company's salaries are competitive within the target range.

MERIT INCREASE

           Merit increases are designed to encourage management to perform at consistently high levels. Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased at that time based on the Compensation Committee's agreement that the individual's overall contribution to the Company merits recognition. The salary adjustments reflected in the Summary Compensation Table were also affected, in the case of executive officers other than the Chief Executive Officer, by the evaluation of individual contributions to the Company as provided to the Compensation Committee by the Chief Executive Officer.

BONUSES

           Bonuses for executives are intended to be used as an incentive to encourage management to perform at a high level or to recognize a particular contribution by an employee or exceptional Company performance. Generally, the higher the employee's level of job responsibility, the larger the portion of the individual's compensation package that may be represented by a bonus. As is customary in Hong Kong and the People's Republic of China, the range of possible bonus amounts are determined upon commencement of employment. See "-- service Agreements." The actual bonus amount must be approved by the Chief Executive Officer and the Compensation Committee in the case of executives other than the Chief Executive Officer and by the Compensation Committee alone in the case of the Chief Executive Officer. In determining the bonus element of compensation, the Compensation Committee places particular emphasis on the Company's performance against the management objectives and goals described above.

STOCK OPTIONS

           The Compensation Committee believes that stock ownership by management is beneficial in aligning management and shareholder interests with respect to enhancing shareholder value. Stock options are also used to retain executives and motivate them to improve long-term stock market performance. Stock options are granted at



                                      16.

the prevailing market value and will only have value if the Company's stock price increases. Generally, stock option grants vest 25% per year over four years.

           The Compensation Committee determines the number of options to be granted based upon the competitive marketplace, with a particular focus on determining what level of equity incentive is necessary to retain a particular individual. Outstanding historical performance by an individual is additionally recognized through larger than normal option grants.

CHIEF EXECUTIVE OFFICER

           The Compensation Committee uses the same philosophy described above with respect to other executive officers in setting the compensation for the Chief Executive Officer.

COMPENSATION COMMITTEE

Robert A. Theleen, Chairman
Leo Paul Koulos
Stanley Wang


                       PERFORMANCE MEASUREMENT COMPARISON

Set forth below is a line graph comparing (a) the cumulative total shareholder return of an investment of $100 in cash on March 4, 1997, the date of the Company's initial public offering of ADSs, in the Company's ADSs, based on its initial public offering price, with (b) the Standard and Poor's Small Cap 600 Index and (c) the Russell 2000 Index. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year. This graph assumes that the value of the investment in the Company's Shares was $100 on March 4, 1997 and was $100 on February 28, 1997 for each of the comparison groups.


Research Data Group                            Peer Group Total Return Worksheet


     Zindart Ltd (ZNDTY)

                                       CUMULATIVE TOTAL RETURN
                         ---------------------------------------------------
                         2/28/97       3/4/97         3/31/97        3/31/98
     ZINDART LIMITED       --          100.00         92.50          142.50
     S&P SMALLCAP 600    100.00          --           94.87          140.10
     RUSSELL 2000        100.00          --           95.30          135.34



                                      17.

                              CERTAIN TRANSACTIONS

THE HUA YANG ACQUISITION

           In February 1998, the Company entered into an Exchange Agreement with Hua Yang Holdings Co., Ltd. ("Parent"), Hua Yang Printing Holdings Co., Limited ("Subsidiary"), HYP Holdings Limited ("HYP"), Karl Chan (BVI) Holdings Limited ("Chan Holdings"), Karl K. W. Chan ("Chan") (HYP Chan Holdings and Chan are sometimes hereinafter collectively referred to as the "Hua Yang Shareholders"), certain investment funds operated by China Vest and Advent that are shareholders of HYP (the "Principal HYP Shareholders") and China Vest Management Limited, as the Agent on behalf of the Hua Yang Shareholders and the Principal HYP Shareholders. Pursuant to the Exchange Agreement, the Hua Yang Shareholders exchanged all of Parent's outstanding ordinary shares and preferred shares for $35.0 million in cash and up to 1,000,000 Shares (collectively, the "Acquisition Consideration"), thereby resulting in the Company's acquisition of Parent and Subsidiary (the "Hua Yang Acquisition"). Of the 1,000,000 Shares, 666,667 were placed in escrow for a period of six months after the closing of the Hua Yang Acquisition to secure the indemnification obligations of Hua Yang, the Hua Yang Shareholders, China Vest and certain funds managed by Advent under the Exchange Agreement. The remaining 333,333 Shares will remain unissued until completion of an independent audit of Hua Yang's financial results for the two-year period ending March 31, 1999. Upon completion of the audit, a portion of such Shares will be issued to the extent that Hua Yang's earnings before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization ("EBITDA") for such two-year period exceed $12.48 million. All of such Shares will be issued if Hua Yang's EBITDA for such two-year period equals or exceeds $15.6 million.

           The Exchange Agreement contains detailed representations, warranties and covenants by each of Subsidiary, Parent, the Hua Yang Shareholders and the Principal HYP Shareholders relating to the business, assets and financial condition of subsidiary and Parent, including the joint ventures Shenzhen Huaxuan Printing Product Co., Ltd. and Guangzhou Jin Yi Advertising Company Ltd. The representations and warranties terminate on the second anniversary of the closing date. Each of the Hua Yang Shareholders and the Principal HYP Shareholders is jointly and severally liable for the accuracy of such representations and warranties up to a maximum amount equal to the pro rata portion of the Acquisition Consideration received by such Hua Yang Shareholder (plus its portion of certain permitted redemptions of Parent preferred shares prior to the closing) or Principal HYP Shareholder. Generally, no claim may be made against any of the Hua Yang Shareholders and Principal HYP Shareholders in respect of a breach of a representation or warranty until the aggregate amount of all claims exceed $2.0 million. Certain representations and warranties, including those involving due organization and valid existence, capitalization, parent's financial statements, bank accounts, real property, tax matters, employee benefit plans and related party transactions, are not subject to this deductible threshold.

           The Hua Yang Acquisition, which was approved by a committee of independent members of Zindart's board of directors, closed in February 1998. As a condition to the closing, Zindart received: (1) a legal opinion relating to Subsidiary, parent and the joint ventures; (ii) an opinion from Van Kasper & Company as to the fairness of the transaction from a financial point of view to Zindart's shareholders; and (iii) a release executed by each of the Hua Yang Shareholders and the Principal HYP Shareholders in favor of Zindart, Parent and Subsidiary of all claims arising prior to the closing date in their capacities as a shareholder, officer or director of Parent or Subsidiary.

           Pursuant to the Exchange Agreement, each of the Hua Yang Shareholders agreed that for a period of two years from the closing date, it will not directly or indirectly engage in the business of manufacturing or selling die-cast, injection-molded products, hand-made books, specialty packaging and other paper products or any similar business in Hong Kong, the PRC and other countries. Zindart also granted certain demand registration rights in connection with the Shares (or ADSs issuable upon exchange thereof) issued or to be issued as part of the Acquisition Consideration. Such Shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Regulation S and Regulation D thereunder.

           Zindart financed $30.0 million of the cash portion of Acquisition Consideration and related fees and expenses from a credit facility syndicated by Credit Suisse First Boston, Singapore Branch. The remaining cash was provided from Zindart's working capital.



                                      18.

OTHER TRANSACTIONS

           Ertl has been one of Zindart's two largest customers in each of the past three fiscal years. Prior to the Company's secondary public offering of ADSs in March 1998, Ertl beneficially owned 6.8% of the Company's Shares and had, until Mr. Volanakis' resignation, a representative on the Board. All sales transactions with Ertl are negotiated on an arm's-length basis.

           In 1992, Zindart granted Mr. George Sun, founder and currently a director of the Company, an option to buy from the Company a leasehold apartment in Hong Kong at the Company's original cost. In 1995, Mr. Sun exercised his option to buy this leasehold apartment pursuant to the terms of the option.

           In 1994, Zindart sold its interest in four associated companies, Zindart Investment (China) Company Limited, G&D Children Products Company Limited, Zindart Investment Company Limited and Yuehai Recreation World Limited to Zindart Entertainment & Leisure Limited ("ZEL"), a company controlled by ZICHL (the "ZEL Transaction"). The interests were sold by Zindart at its cost, approximately $350,000, and Zindart recorded the sale as a loan by the Company to ZEL with an interest rate of 2.0% above the Hong Kong prime lending rate. Subsequently, Zindart made other advances to ZEL with similar interest rates such that as of September 30, 1995, the balance owing to Zindart by ZEL was approximately $2,994,000. On September 30, 1995, Zindart declared and distributed a dividend in kind of the debt owing from ZEL at its face value.

           Zindart advanced ZICHL $95,000 in fiscal year 1994 on an interest-free basis for working capital purposes. These advances were repaid in fiscal year 1995 (the "ZICHL Advance"). In February 1996, Zindart borrowed $259,000 from Hua Yang Printing Holdings Co., Limited. This loan was unsecured and had an interest rate of 2.0%o above the Hong Kong prime lending rate. This loan was repaid by Zindart in March 1996.

           In fiscal 1995, Zindart loaned $517,000 to Sinomex, Inc., a company in which ZICHL owned a 28.6% equity interest at the time the loan was made (the "Sinomex Loan"). The loan carried an interest rate of 2.0% above the Hong Kong prime lending rate, and was used for working capital purposes. The principal amount of the loan, along with all accrued interest, was repaid in full in fiscal year 1996.

           In 1996, Hua Yang agreed to hire the employees, assume the business and buy the inventory and fixed assets of Jumbo Light International Ltd., a company indirectly owned and controlled by Mr. Karl K. W. Chan, a director of the Company. Jumbo Light manufactures packaging and other paper products for various Hong Kong and U.S. customers. Hua Yang paid Jumbo Light $213,000.

           During fiscal 1995 and fiscal 1996, Hua Yang paid $105,000 and $421,000, respectively, in management fees to ZICHL, a shareholder of Hua Yang then controlled by ChinaVest, for the services of three executives that helped to manage Hua Yang. All three executives became employees of Hua Yang in fiscal 1996 and thereafter their salaries were paid directly by Hua Yang. Amounts due to related parties of $11,000 at December 31, 1997 represented from payments made by Hua Yang on HYP Holdings Co., Ltd.'s behalf for legal fees.

           Rental expenses paid to Mr. Chan for the nine months ended December 31, 1997, fiscal 1997, fiscal 1996 and fiscal 1995 were $253,000, $338,000,
$338,000 and $176,000, respectively. These rental payments are made by Hua Yang's PRC joint venture subsidiary for leasing a portion of the Shenzhen Facility in which Mr. Chan has a partial interest.

           The Company has entered into service agreements with its executive officers, and the Company intends to enter into service agreements with certain officers of Hua Yang. See "Management--Service Agreements." In addition, the shareholders of Hua Yang have agreed to pay Sandra Shaw, formerly an executive officer of the Company, certain incentive compensation due to her in cash and securities of the Company that such shareholders receive in the Hua Yang Acquisition.

           From November 1996 to December 1997 an agreement was in effect pursuant to which Advent International Corporation was paid a monthly reimbursement for Ms. Shaw's expenses. From November 1996 to May 1997, the reimbursement rate was $25,000 per month and thereafter it was $28,190 per month.



                                      19.

           In February 1998 Hua Yang Printing Holdings Co., Limited advanced the sum of $5.0 million to Hua Yang Holdings Co., Ltd. for the redemption of certain preferred shares of the latter entity upon the closing of the Hua Yang Acquisition. Such advance was made in the form of repayment of a loan owed to the latter entity by the former.

           From January 1995 to January 1996, Hua Yang rented its headquarters space from Hua Yang Trading, a company owned and controlled by Mr. Chan and other members of his family.

           Mr. Chan has received compensation as an employee from Hua Yang as follows: $59,707 for the period from January 17 to March 31, 1995; $323,415 for the period from April 1, 1995 to March 31, 1996; and $258,732 for the period from April 1, 1996 to March 31, 1997.

           The Company intends that all future transactions with affiliates will be approved by a committee of disinterested directors.

                                  OTHER MATTERS

           The Board knows of no other matters that will be presented for consideration at the Annual General Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.




                                            By Order of the Board of Directors,


                                            /s/ Feather S. Y. Fok

                                            Feather S. Y. Fok
                                            Chief Operating Officer and
                                            Chief Financial Officer

August 7, 1998




                                      20.

                                 ZINDART LIMITED

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                 FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON SEPTEMBER 9, 1998


           The undersigned, being a shareholder of Zindart Limited (the "Company"), hereby appoints Feather S.Y. Fok or ________________________________
(*) as attorney and proxy of the undersigned, with full power of substitution, to vote all of the shares of the Company that the undersigned may be entitled to vote at the Annual General Meeting of Shareholders of the Company to be held at the Mandarin Oriental Hotel located at 222 Sansome Street, San Francisco, California, United States of America on Wednesday, September 9, 1998 at 2:00 p.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(*) [If a proxy other than Feather S.Y. Fok is preferred, strike out this name and insert the name of the desired proxy in the space provided.]

           UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 2 AND FOR PROPOSALS 1, 3, 4 AND 5, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1:  To adopt the audited financial statements and the reports of the directors and auditors of the Company for the fiscal year ended March 31, 1998.

             ______FOR            ______AGAINST                  ______ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 2:  To elect the following nominees for director until the next Annual
             General Meeting of Shareholders and until their successors are elected.

Mr. Robert A. Theleen                 FOR _____                      AGAINST _____                  ABSTAIN _____
Mr. Alexander M. K. Ngan              FOR _____                      AGAINST _____                  ABSTAIN _____
Ms. Feather S. Y. Fok                 FOR _____                      AGAINST _____                  ABSTAIN _____
Mr. James E. Gilleran                 FOR _____                      AGAINST _____                  ABSTAIN _____
Mr. Leo Paul Koulos                   FOR _____                      AGAINST _____                  ABSTAIN _____
Ms. Monique S. H. Lau                 FOR _____                      AGAINST _____                  ABSTAIN _____
Mr. Gordon L. M. Seow                 FOR _____                      AGAINST _____                  ABSTAIN _____
Mr. George B. Volanakis               FOR _____                      AGAINST _____                  ABSTAIN _____
Mr. Stanley Wang                      FOR _____                      AGAINST _____                  ABSTAIN _____
Mr. Victor J. H. P. Yang              FOR _____                      AGAINST _____                  ABSTAIN _____



                                       1.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 3, 4 AND 5.

PROPOSAL 3:  To approve the Company's 1997 Equity Incentive Plan, as amended, to increase the aggregate number of Ordinary Shares authorized for issuance under such plan from 672,500 to 1,320,000, an increase of 647,500 Ordinary Shares, and to authorize the Company to repurchase such Ordinary Shares in accordance with the terms of the sales thereof.

             ______FOR            ______AGAINST                  ______ABSTAIN


PROPOSAL 4:  To authorize the Board of Directors to issue all or part of the authorized but unissued shares of the Company, in such manner and to such persons as they shall in their absolute discretion deem fit, such authorization to lapse at the Company's next annual general meeting.

             ______FOR            ______AGAINST                  ______ABSTAIN

PROPOSAL 5:  To re-appoint Arthur Andersen & Co. as independent auditors of the
             Company for the fiscal year ending March 31, 1999.

             ______FOR            ______AGAINST                  ______ABSTAIN



                                       2.

Dated__________, 1998                       ____________________________________

                                            ____________________________________
                                                      SIGNATURE(S)

                                            Please sign exactly as your name
                                            appears hereon. If the stock is
                                            registered in the names of two or
                                            more persons, each should sign.
                                            Executors, administrators, trustees,
                                            guardians and attorneys-in-fact
                                            should add their titles. If signer
                                            is a corporation, please give full
                                            corporate name and have a duly
                                            authorized officer sign, stating
                                            title. If signer is a partnership,
                                            please sign in partnership name by
                                            authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID.

                                       3.